Exhibit 10.3

ORBITAL TRACKING CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES I CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78 OF THE
NEVADA REVISED STATUTES

The undersigned, Chief Executive Officer of Orbital Tracking Corp., a Nevada corporation (the “Corporation”) DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on October 13, 2016;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended (the “Articles”), to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a new series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue one hundred fourteen thousand nine hundred and forty-four (114,944) shares of Series I Preferred Stock, par value $0.0001 per share (the “Series I Preferred Stock”).

Section 2. Stated Value. Each share of Series I Preferred Stock shall have a stated value of twenty-five cents $0.25 (the “Stated Value”).

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series I Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series I Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series I Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation’s common stock (the “Common Stock”). If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series I Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series I Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

Section 4.  Conversion.

(a) Conversion Right. Each share of Series I Preferred Stock may, from time to time, be converted into shares of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) at a rate of one hundred (100) shares of the Company’s Common Stock for every share of Series I Preferred Stock.

           (b) Conversion Procedure. In order to exercise the conversion privilege under this Section 4, the holder of any shares of Series I Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series I Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice. At such time as the certificate or certificates representing the Series I Preferred Stock which has been converted are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to this Section 4. In case of conversion of only a part of the shares of Series I Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series I Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Series I Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such Series I Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the Series I Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series I Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series I Preferred Stock.

           (c) Maximum Conversion. Notwithstanding anything to the contrary contained herein, a holder of shares of Series I Preferred Stock shall not be entitled to convert shares of Series I Preferred Stock if upon such conversion the number of shares of Common Stock to be received, together with the number of shares of Common Stock beneficially owned by the holder and its affiliates on the conversion date, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation on such conversion date.  For the purposes of the provision in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  The holder shall have the authority and obligation to determine whether the restriction contained in this Section 4(c) will limit any conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of the number of shares of Series I Preferred Stock that are convertible shall be the responsibility and obligation of the holder.

Section 5. Voting.  Except as otherwise expressly required by law, the conversion limitations of Section 4(c) or this Section 5, each holder of Series I Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to one vote for each share of Series I Preferred Stock owned on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law or this Section 5, the holders of shares of Series I Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 6. Other Provisions.   The Corporation and its transfer agent, if any, for the Series I Preferred Stock may deem and treat the record holder of any shares of Series I Preferred Stock and, upon conversion of the Series I Preferred Stock, the Conversion Shares, as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 13th day of October, 2016.

ORBITAL TRACKING CORP.

By:	/s/ David Phipps
Name:	David Phipps
Title:	Chief Executive Officer